Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-276062-02 on Form S-3 of our report dated February 16, 2024, relating to the consolidated financial statements of Wisconsin Power and Light Company and subsidiaries appearing in this Annual Report on Form 10-K of Wisconsin Power and Light Company for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 16, 2024